Exhibit 99.1

           Teletouch Reports Results for Third Quarter of Fiscal 2004

    TYLER, Texas, April 14 /PRNewswire-FirstCall/ -- Teletouch Communications, Inc. (Amex: TLL) today reported results for the third quarter and nine months ended February 29, 2004.

    "Teletouch recorded its first commercial sales of telemetry devices on contracts in the third fiscal quarter," stated J. Kernan Crotty, President of Teletouch Communications, Inc. "The initial sales cycle for these products has been much longer than we initially anticipated; however, early feedback from field testing by potential customers has been positive. During the quarter we sold almost $100,000 of telemetry equipment and services and we have a number of customers with telemetry products in the testing phase."

    "We completed the acquisition of Delta Communications' two-way business late in the third quarter. The acquisition increased our penetration of the Dallas/Forth Worth market and is operating ahead of plan. We look forward to significant synergies from the integration of the Delta business and the major opportunities that exist in the Dallas/Fort Worth market area," concluded Mr. Crotty.

    In addition, the Company recently announced that it has teamed with Quake Global to introduce two dual-mode satellite/terrestrial modems in the United States. The modems facilitate wireless communication over low earth orbit satellites, as well as either the CDMA or GSM networks, making them ideal choices for fleet managers whose tracking systems must be able to access the satellite network when the cellular network is unavailable, and vice versa.


    Third Quarter 2004 Results

    Total revenues for the third quarter were $6.6 million compared with $8.2 million in the third quarter of fiscal 2003. The revenue decline since last year was primarily due to fewer pagers in operation, a reduction in average revenue per pager* (ARPU), and the Company's decision to exit its retail business last year. Pagers in service declined 17.3% to 190,371 compared with 230,092 for the third quarter of fiscal 2003. The decline in pagers in service was the result of lower demand for one-way paging services. ARPU declined to $8.78 in the latest quarter compared with $8.84 for the third quarter of fiscal 2003 due to competition and product mix. Product sales declined to $0.8 million compared with $1.4 million in the third quarter of last fiscal year primarily due to the Company's exit from its retail business.

    Operating and selling expense declined in the latest quarter primarily due to the exit from the retail business and on-going reductions in operating expense due to continued optimization of our network. The operating loss for the third quarter of fiscal 2004 included $0.3 million of non-cash charges related to the abandonment of computer software.

    Net loss applicable to common stockholders was $435,000 in the third quarter of fiscal 2004 compared with net income applicable to common stockholders of $1.2 million in the third quarter of fiscal 2003. The results for 2003 include $510,000 in gain on debt extinguishment and $429,000 in gain on litigation settlement. Net loss per diluted share was $0.10 on 4.5 million weighted average shares outstanding compared with net income per share of $0.02 on 54.6 million weighted average shares outstanding in the same period of the prior year. Teletouch's shares outstanding have not changed materially between the two periods; however, in accordance with generally accepted accounting principles dilutive shares are not included when a loss is reported for the period. This accounts for the difference in weighted average shares outstanding between the two periods.

    *Use of Non-GAAP Financial Measures


    ARPU is defined as average revenue per unit. Teletouch presents ARPU because its management uses the measure to evaluate the Company's performance and to allocate resources. In addition, Teletouch believes ARPU is a measure of performance used by some commercial banks, investment banks, investors, analysts and others to make informed investment decisions. ARPU is not a measure of financial performance under generally accepted accounting principles and should not be considered as a substitute for or superior to other measures of financial performance reported in accordance with GAAP.


    About Teletouch Communications, Inc.

    Teletouch Communications provides wireless messaging, telemetry services, cellular and two-way radio communications services in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Oklahoma, Texas and Tennessee. The Company focuses on smaller metropolitan markets where it believes there are less competition and more opportunity for internal growth than in larger metropolitan areas. Teletouch's common stock is traded on the American Stock Exchange under the stock symbol TLL.


    Additional financial information on Teletouch is available at the Internet web address:
                           http://www.teletouch.com
                 Teletouch Paging services are available at:
                           http://www.teletouch.com


    The statements in this press release which are not historical fact are forward-looking statements that involve risks and uncertainties including, but not limited to, pricing by competitors, entry of new competitors, changes in the paging industry, regulatory approvals and developments and other risks detailed in current filings with the Securities and Exchange Commission.



                            Three Months Ended         Nine Months Ended
                         February 29, February 28,  February 29, February 28,
                             2004         2003         2004        2003

    Service, rent and
     maintenance revenue    $5,783      $ 6,781      $17,816      $21,413
    Product sales revenue      769        1,421        2,240        5,970
      Total revenues         6,552        8,202       20,056       27,383

    Net book value of
     products sold            (691)      (1,335)      (1,885)      (4,460)
                             5,861        6,867       18,171       22,923

    Operating income (loss)   (492)         431         (185)      (1,910)

    Net income (loss)         (435)       1,195         (384)      (1,245)
    Net income (loss)
     applicable to common
     shareholders            $(435)      $1,195        $(384)     $35,132

    Earnings (loss) per share
      Basic                 $(0.10)       $0.27       $(0.08)       $7.52
      Diluted               $(0.10)       $0.02       $(0.08)       $0.34

    Weighted average shares
     outstanding
      Basic              4,546,980    4,496,980    4,546,980    4,674,378
      Diluted            4,546,980   54,580,195    4,546,980  104,541,730


                        TELETOUCH COMMUNICATIONS, INC.
                      Selected Balance Sheet Highlights
                                  (In thousands)

                                                    February 29,     May 31,
                                                        2004           2003

    Cash and cash equivalents                           $291           $688
    Short-term debt                                       45            109
    Current portion of long-term debt                     39             --
    Long-term debt, net of current portion               429            760



SOURCE  Teletouch Communications, Inc.
    -0-                             04/14/2004
    /CONTACT: Robert M. McMurrey, Chairman of Teletouch Communications, Inc., +1-800-865-8353/
    /Web site:  http://www.teletouch.com /
    (TLL)

CO:  Teletouch Communications, Inc.
ST:  Texas
IN:  CPR TLS
SU:  ERN